Exhibit 99.1

AEO Inc. Reports First Quarter Fiscal 2026 Results

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Record first quarter revenue of $1.2 billion, increasing 10% to last year
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Aerie achieved record first quarter revenue with comps up 25%; surpasses $2 billion in revenue on a trailing 12 month basis
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Operating profit of $28 million exceeded first quarter guidance
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Reiterates fiscal 2026 operating income guidance of $390 to $410 million

May 28, 2026 – PITTSBURGH – (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the first quarter ended May 2, 2026.

“We entered 2026 with strong momentum, delivering double-digit top-line growth and operating income ahead of guidance. This quarter reflected the strength of our portfolio and the power of Aerie. Driven by compelling product assortments and a deep emotional connection with customers, the brand achieved exceptional multi-channel growth and profitability, further amplified by the continued relevance of the '100% Aerie REAL' campaign. While results at American Eagle were mixed, our teams are moving decisively to reignite the women’s business and strengthen product execution and brand positioning,” commented Jay Schottenstein, Executive Chairman of the Board and Chief Executive Officer - AEO Inc.

“Looking ahead, our priorities are clear. Despite continued consumer and macroeconomic uncertainty, we remain confident in our ability to navigate near-term headwinds. We are focused on operational excellence and disciplined execution to drive long-term value for AEO and our shareholders,” he concluded.

First Quarter 2026 Results:

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Total net revenue of $1.2 billion increased 10% to last year. Total comparable sales increased 8%.
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Aerie comparable sales grew 25%. American Eagle comparable sales decreased 2%.
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Gross profit of $456 million rose 41% from $322 million last year. The gross margin of 38.2% increased 860 basis points to last year.
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Merchandise margins improved 710 basis points, driven primarily by last year’s $75 million inventory writedown.
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Buying, Occupancy and Warehousing (BOW) expenses leveraged 150 basis points due to the increase in sales and continued cost optimization initiatives
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Selling, general and administrative (SG&A) expenses of $376 million increased 11%

and 40 basis points to a rate of 31.5%. The increase was driven by planned investments in advertising, partially offset by leverage in the balance of the expense base.
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Operating profit was $28 million compared to operating loss of $(85) million, or $(68) million on an adjusted basis, last year. Operating margin of 2.4% compared to (7.8)%, or adjusted operating margin of (6.2)%, last year.
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Other income of $7 million included a $6 million gain on equity method investments.
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Interest expense of $8 million increased due to an agreement related to the sale of certain tariff refund claims.
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GAAP diluted earnings per share of $0.14 compared to $(0.36) last year and adjusted diluted earnings per share of $0.14 compared to $(0.29) last year. Average diluted shares outstanding were 172 million.

Inventory

Total ending inventory increased 27% to $817 million with units up 5%. The increase in cost reflects the impact of tariffs this year and the comparison to last year’s inventory write-down.

Shareholder Returns

During the first quarter, the company repurchased 3 million shares for $53 million. Additionally, the company returned $21 million to shareholders via its quarterly cash dividend of $0.125 per share.

Capital Expenditures

Capital expenditures totaled $61 million in the first quarter. The company expects 2026 capital expenditures to be in the range of $250 to 260 million.

Outlook

*All guidance is based on estimates and includes a tariff rate of 10% for second quarter receipts and 15% for the back-half of the fiscal year. Guidance excludes any impact from International Emergency Economic Powers Act (IEEPA) tariff refunds.

	Second Quarter 2026 Outlook	Fiscal Year 2026 Outlook
Comparable Sales	+Mid-to-High Single Digit	+Mid Single Digit
Gross Margin	Down YoY	Up YoY
SG&A	+Mid Teens	+HSD
Depreciation and Amortization	Mid $50 millions	Approximately $220M
Operating Income	$45 to $50 million	$390 to $410 million
Weighted Average Share Count	Low 170 millions	Low 170 millions

Webcast and Supplemental Financial Information

Management will host a conference call today at 4:30 p.m. Eastern Time. To access the live webcast and audio replay, please click here. Additionally, a financial results presentation is posted in the Investor Relations section on AEO’s website, www.aeo-inc.com.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer with a portfolio of beloved apparel brands including American Eagle, Aerie, OFFL/NE by Aerie, Todd Snyder and Unsubscribed. Rooted in optimism, inclusivity and authenticity, AEO’s brands empower every customer to celebrate their unique personal style by offering casual, comfortable, timeless outfitting and high-quality products that are made to last.

AEO Inc. operates stores in the United States, Canada and Mexico, with merchandise available in more than 30 countries through a global network of license partners. Additionally, the company operates a robust e-commerce business across its brands. For more information, visit aeo-inc.com.

Non-GAAP Measures

This press release includes operating income and diluted earnings per share presented on an “adjusted” or “non-GAAP” basis, which are non-GAAP financial measures. Non-GAAP financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (GAAP) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. We believe that this non-GAAP information is useful as an additional means for investors to evaluate our operating performance when reviewed in conjunction with our GAAP Consolidated Financial Statements and provides a higher degree of transparency. These amounts are not determined in accordance with GAAP and, therefore, should not be used exclusively in evaluating our business and operations. The tables included in this release reconcile the GAAP financial measures to the non-GAAP financial measures discussed above for the 13 weeks ended May 3, 2025.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent management’s expectations or beliefs concerning future events, including, without limitation, expected results for the second quarter and full-year fiscal 2026. Words such as “outlook,” "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “may,” “potential,” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements made by the company are inherently uncertain because they are based on assumptions and expectations concerning future events and are subject to change based on many important factors, some of which may be beyond the company’s control. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 and in any other filings that we may make with the Securities and Exchange Commission, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate fluctuations in customer demand and respond to changing consumer preferences and fashion trends and to manage our inventory commensurately; the seasonality of our business; our inability to achieve planned store financial performance and gain market share in the face of declining shopping center traffic or attract customers to our stores; our inability to react to raw material cost, labor and energy cost increases; our inability to respond to changes in e-commerce and leverage omni-channel capabilities; our inability to execute on our key business priorities; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; the impact that foreign trade issues, including import tariffs and other trade restrictions imposed by the U.S., China or other countries have had, and may continue to have, on our product costs, as well as continued uncertainty with respect to tariffs and other trade restrictions, the possibility that product costs may be affected by other foreign trade issues, such as currency exchange rate fluctuations, increasing prices for raw materials, supply chain issues, the potential for a trade war, political instability or other reasons; challenges with information technology systems, including safeguarding against security breaches; changes to U.S. or other countries' trade policies and tariff and import/export regulations, and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

The use of the “company,” “AEO,” “we,” "us," and “our” in this release refers to American Eagle Outfitters, Inc.

CONTACT

Corporate Communications & Investor Relations
412-432-3300
LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars and shares in thousands, except per share amounts)
	13 weeks ended
	May 2, 2026		May 3, 2025
	(In thousands)	(Percentage of revenue)	(In thousands)	(Percentage of revenue)
Total net revenue	$1,195,285	100.0%	$1,089,599	100.0%
Cost of sales, including certain buying, occupancy and warehouse expenses	739,113	61.8	767,178	70.4
Gross profit	456,172	38.2	322,421	29.6
Selling, general and administrative expenses	376,492	31.5	338,786	31.1
Impairment and restructuring charges	-	-	17,119	1.6
Depreciation and amortization expense	51,454	4.3	51,697	4.7
Operating income (loss)	28,226	2.4	(85,181)	(7.8)
Interest expense (income), net	7,853	0.7	(219)	0.0
Other (income) expense, net	(7,222)	(0.6)	168	0.0
Income (loss) before income taxes	$27,595	2.3	$(85,130)	(7.8)
Provision (Benefit) for income taxes	4,658	0.4	(19,712)	(1.8)
Net income (loss)	$22,937	1.9	$(65,418)	(6.0)
Net loss attributable to non-controlling interests	588	0.1	519	0.0
Net income (loss) attributable to AEO	$23,525	2.0%	$(64,899)	(6.0)%

Basic net income (loss) per common share attributable to AEO	$0.14		$(0.36)
Diluted net income (loss) per common share attributable to AEO	$0.14		$(0.36)

Weighted average common shares outstanding - basic	167,835		179,548
Weighted average common shares outstanding - diluted	172,342		179,548

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)	May 2, 2026	May 3, 2025
Assets
Current assets:
Cash and cash equivalents	$103,286	$87,853
Merchandise inventory	816,666	645,062
Accounts receivable, net	200,781	228,561
Prepaid expenses	94,383	103,466
Other current assets	23,477	23,082
Total current assets	1,238,593	1,088,024
Operating lease right-of-use assets	1,580,670	1,471,705
Property and equipment, at cost, net of accumulated depreciation	794,943	765,594
Goodwill, net	225,275	225,225
Non-current deferred income taxes	88,068	78,483
Intangible assets, net	36,855	41,549
Other assets	116,466	96,774
Total assets	$4,080,870	$3,767,354
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$203,813	$247,994
Current portion of operating lease liabilities	310,586	319,626
Accrued compensation and payroll taxes	67,810	58,380
Unredeemed gift cards and gift certificates	67,408	63,282
Accrued income and other taxes	44,089	23,114
Other current liabilities and accrued expenses	107,920	75,261
Total current liabilities	801,626	787,657
Non-current liabilities:
Non-current operating lease liabilities	1,479,103	1,337,489
Long-term debt, net	85,000	110,000
Other non-current liabilities	71,597	57,992
Total non-current liabilities	1,635,700	1,505,481
Stockholders’ equity:
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	354,723	362,342
Accumulated other comprehensive loss	(15,221)	(42,105)
Retained earnings	2,565,906	2,361,273
Treasury stock	(1,263,237)	(1,212,774)
Total AEO stockholders' equity	1,644,667	1,471,232
Non-controlling interests	(1,123)	2,984
Total stockholders’ equity	1,643,544	1,474,216
Total liabilities and stockholders’ equity	$4,080,870	$3,767,354

Current Ratio	1.55	1.38

AMERICAN EAGLE OUTFITTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended
	May 3, 2025
	Operating Loss	Income Tax Benefit	Effective Tax Rate	Net Loss Attributable to AEO	Earnings per Diluted Share
GAAP Basis	$(85,181)	$(19,712)	23.2%	$(64,899)	$(0.36)
% of Revenue	(7.8%)			(6.0%)

Add: Impairment and restructuring charges (1)	$17,119			$13,131	0.07

Tax effect of the above (2)		$3,988

Non-GAAP Basis	$(68,062)	$(15,724)	23.1%	$(51,768)	$(0.29)
% of Revenue	(6.2%)			(4.8%)

The following footnotes relate to impairment and restructuring charges recorded in the 13 weeks ended May 3, 2025:

(1)
The Company recorded $15.3 million of asset impairment charges primarily related to closing two fulfillment centers as part of its supply chain network optimization project. Of this amount, $10.4 million of charges relate to ROU assets and $4.9 million relates to property and equipment. The Company also recorded $1.8 million of employee severance, primarily related to closing two fulfillment centers.
(2)
The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

AMERICAN EAGLE OUTFITTERS, INC.
NET REVENUE BY SEGMENT
(Unaudited; Dollars in thousands)
	13 weeks ended
	May 2, 2026	May 3, 2025
Net Revenue:
American Eagle	$678,476	$693,865
Aerie	480,826	359,788
Other	35,983	43,970
Intersegment Elimination	-	(8,024)
Total Net Revenue	$1,195,285	$1,089,599

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(Unaudited)
13 weeks ended
May 2, 2026
Consolidated stores at beginning of period	1,168
Consolidated stores opened during the period
AE Brand (1)	3
Aerie (incl. OFFL/NE) (2)	3
Consolidated stores closed during the period
AE Brand (1)	(4)
Total consolidated stores at end of period	1,170

Stores by Brand
AE Brand (1)	804
Aerie (incl. OFFL/NE) (2)	335
Todd Snyder	23
Unsubscribed	8
Total consolidated stores at end of period	1,170

Total gross square footage at end of period (in '000)	7,220

International license locations at end of period (3)	357

(1) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.

(2) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.

(3) International license locations (retail stores and concessions) are not included in the consolidated store data or the total gross square footage calculation.